UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 3)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2006

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities and Item 2.06. Material Impairments.

On July 20, 2006, Jabil Circuit, Inc. (the “Company”) filed a Current Report on Form 8-K (the “July 8-K”) with the Securities and Exchange Commission that contained disclosure surrounding a restructuring plan that was approved by the Company’s Board of Directors (the “Restructuring Plan”). The Restructuring Plan was approved by the Company’s Board of Directors to better align the Company’s manufacturing capacity in certain higher cost geographies and to properly size its manufacturing sites with perceived current market conditions. At the time of filing, the Company announced that it expected to recognize approximately $200 to $250 million in pre-tax restructuring and impairment costs during the Company’s fourth fiscal quarter of 2006 and over the course of fiscal years 2007 and 2008, but that it had not finalized the exact timing of the charges and cash outflows, as well as the estimated cost ranges by category type. The $200 to $250 million range includes pre-tax restructuring charges related to employee severance and benefit costs, contract termination costs, fixed asset impairment costs, other related restructuring costs and valuation allowances against net deferred tax assets for certain plants impacted by the Restructuring Plan. Subsequently, on September 28, 2006 and March 28, 2007, the Company filed an amendment to the July 8-K by filing a Form 8-K/A on each date to disclose a determination of the restructuring and impairment charges incurred through the Company’s fourth fiscal quarter of 2006 and then the Company’s second fiscal quarter of 2007. Although such previously disclosed estimates related to the overall Restructuring Plan have not materially changed, a determination of the restructuring and impairment charges incurred through the Company’s third fiscal quarter of 2007 has been made. The timing of the remaining charges to be incurred by the Company continues to be expected to be over the course of fiscal year 2007 and through fiscal year 2008.

The Company expects to record approximately $152.0 million of the $200 to $250 million estimated range during the Company’s four consecutive fiscal quarters ended May 31, 2007, including both costs associated with exit or disposal activities of approximately $101.8 million and impairments of approximately $58.6 million. These amounts were off-set by $8.4 million of other income related to proceeds received in the first quarter of fiscal year 2007 in connection with facility closure costs. The expected costs associated with exit or disposal activities of approximately $101.8 million includes employee severance and benefit costs of approximately $87.4 million, contract termination costs of approximately $12.8 million and other related restructuring costs of approximately $1.6 million. The expected impairment costs of approximately $58.6 million include valuation allowances against net deferred tax assets of approximately $37.1 million and fixed asset impairment cost of approximately $21.5 million.

The exact timing of the remaining estimated range of restructuring and impairment costs, as well as the remaining estimated cost ranges by category type, have not been finalized. This information will be subject to timetables for the transition of functions, consultation with employees and their representatives as well as the statutory severance requirements of the particular legal jurisdictions impacted, and the amount and timing of the actual charges may vary due to a variety of factors. The Restructuring Plan as discussed reflects the Company’s intention only and the restructuring decisions at certain foreign plants are still subject to consultation with the Company’s employees and their representatives.

Cash expenditures of approximately $57.0 million related to the Restructuring Plan were made in the Company’s four consecutive fiscal quarters ended May 31, 2007, including $52.1 million related to employee severance and benefit costs, $4.5 million related to contract termination costs and $0.4 million related to other related restructuring costs. The remaining cash expenditures related to the Restructuring Plan, excluding fixed asset impairment charges and tax valuation allowances against net deferred tax assets, are currently expected to be made in the second half of fiscal year 2007 and through fiscal year 2008. The exact timing of these charges and cash outflows has not been finalized.

To the extent required by applicable rules, the Company will file one or more additional amendments to the Current Report on Form 8-K as details of the Restructuring Plan are refined and estimates of related costs and charges are finalized.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
(Registrant)

June 27, 2007	By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander,
Chief Financial Officer